NEWS RELEASE

BROOKFIELD HOMES ANNOUNCES 4TH QUARTER NET NEW ORDERS, AND
Notice of Year End Conference Call and Webcast

Del Mar, California, January 6, 2004 — (BHS: NYSE)

Net New Orders

Net new orders increased by 104 units for the three months ended December 31, 2003 compared to the same period in 2002. The increase is due mainly to continued strong market conditions and a higher number of active selling communities.

A summary by region of the net new orders for the three months and twelve months ended December 31 is as follows:

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31

	2003	2002	2003	2002

San Francisco Bay Area	73	32	342	284
Southland / Los Angeles	91	32	358	440
San Diego / Riverside	47	45	447	329
Northern Virginia	107	105	563	527

	318	214	1,710	1,580

During the three months ended December 31, 2003, active selling communities totaled 30, compared with 25 for the three months ended December 31, 2002. A summary by region of the active selling communities for the three months ended December 31 is as follows:

	2003	2002

San Francisco Bay Area	6	4
Southland / Los Angeles	6	5
San Diego / Riverside	4	3
Northern Virginia	14	13

Webcast and Conference Call for Investors and Analysts

You are invited to participate in Brookfield Homes’ Year End Conference Call on Thursday, February 19, 2004 at 11:00 a.m. (ET) to discuss with members of senior management our results and current business initiatives.

Brookfield Homes will release its 2003 year end financial results on February 18th at approximately 5:00 p.m. (EST), and they will be available on our website at www.brookfieldhomes.com under “Investor Relations — Press Releases.” Our supplemental information package will also be available on February 18th under “Investor Relations — Financial Reports and Investor Presentations.” The Conference Call will also be Webcast live on our website, where it will be archived for future reference.

To participate in the Conference Call, please dial 416-695-5261 or 1-877-461-2816, toll free in North America, at approximately 10 minutes prior to the start time. The reservation number for this call is T471552S. For those unable to participate in the Conference Call, a taped rebroadcast will also be available until midnight Thursday, March 4, 2004. To access this rebroadcast, please call 416-695-5797 or
1-800-293-7783, toll free in North America, and enter the reservation number 1552.

Brookfield Homes Corporation

Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also develop land for our own communities and sell lots to other homebuilders. Our portfolio includes over 20,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; and Northern Virginia markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.

Contact Information:

Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com

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